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                                                                  EXHIBIT 23-3

                      [Miller and Lents, Ltd. Letterhead]


                              February 28, 1995

MCN Corporation
500 Griswold
Detroit, MI  48226



                                       Re:  MCN Corporation
                                            Securities and Exchange Commission
                                            1994 Annual Report on Form 10-K


Ladies and Gentlemen:

        The firm of Miller and Lents, Ltd., consents to the use of its name and the information contained in its report dated January 19, 1995, regarding MCN Corporation Reserves and Future Net Revenues as of December 31, 1994, in its 1994 Annual Report on Form 10-K.

        In addition, Miller and Lents, Ltd., consents to the incorporation by reference of said material in Registration Statement Nos. 33-43075, 33-52825 and 33-52827 on Form S-8, 33-40424, 33-55665 and 33-57115 on Form S-3 and Post
Effective Amendment No. 1 to Registration Statement No. 33-21930-99 on Form S-8 of MCN Corporation.

        Miller and Lents, Ltd., has no interest in MCN Corporation or in any affiliated companies or subsidiaries and is not to receive such interest as payment for such reports and has no director, officer, or employee otherwise connected with MCN Corporation. We are not employed by MCN Corporation on a contingent basis.


                                       Yours very truly,

                                       By /s/ Walter Crow
                                       -------------------------
                                       Walter Crow
                                       Chairman

                                       MILLER AND LENTS, LTD.